Exhibit 10.2

AFFILIATE GUARANTY

This Affiliate Guaranty (“Guaranty”) is made as of August 11, 2026 (the “Effective Date”) by and among Zydus Pharmaceuticals (USA) Inc., a New Jersey corporation (“Zydus”), and Mereo BioPharma 4 Limited, a company registered in England (“Mereo”). Zydus and Mereo are referred to in this Guaranty individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, the board of directors of Sentynl Therapeutics, Inc., a Delaware corporation (“Sentynl”), has approved Sentynl’s entry into an Option and License Agreement by and between Mereo and Sentynl, dated August 11, 2026, including the exhibits thereto (the “Agreement”);

WHEREAS, Zydus, an affiliate of Sentynl, has reviewed Section 8.17 of the Agreement, which contemplates that Zydus will guarantee the payment by Sentynl of the Upfront Payment, the License Option Exercise Fee, the Development Payments and the Regulatory Milestone Payments as those terms are defined in the Agreement, subject to the terms herein; and

WHEREAS, Zydus has concluded that, due to the potential benefits of the Agreement, Sentynl’s execution of the Agreement and the guaranty of payment as contemplated by Section 8.17 of the Agreement are advisable and in the best interests of Zydus and Sentynl.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Zydus hereby unconditionally, absolutely and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment of the Upfront Payment, the License Option Exercise Fee, the Development Payments and the Regulatory Milestone Payments that may become due and payable by Sentynl to Mereo under the Agreement (the “Guaranteed Obligations”).

2. This Guaranty shall continue in full force and effect and shall not be discharged until such time as all of the Guaranteed Obligations shall be satisfied in full in accordance with the respective terms and conditions of Agreement, whether by way of performance, payment, waiver, offset or otherwise.

3. Zydus further acknowledges and agrees as follows: (a) this Guaranty is a direct guaranty and is independent of the obligations of Sentynl under the Agreement and (b) Zydus’ guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any Guaranteed Obligation is voided, rescinded or recovered under any bankruptcy, insolvency, reorganization, fraudulent transfer or similar law.

4. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party may assign any of its rights, powers or obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. Any attempted assignment in violation of this section shall be null and void.

5. The provisions of Article 14 (Dispute Resolution), Sections 15.4 (Severability), 15.6 (Governing Law), 15.7 (Entire Agreement; Amendments), 15.11 (Waiver), 15.12 (Waiver of Rule of Construction), 15.15 (Construction), 15.16 (Language; Translations) and 15.17 (Counterparts) of the Agreement are hereby incorporated by reference mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Guaranty to be executed by their respective duly authorized representatives as of the Effective Date.

Zydus Pharmaceuticals (USA), Inc. Mereo BioPharma 4 Limited

By: /s/ Ravi Yadavar By: /s/ Denise Scots-Knight

Name: Ravi Yadavar Name: Denise Scots-Knight

Title: Chief Financial Officer Title: Director